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                                                                    Exhibit 13.2

                         THE OAKMARK INTERNATIONAL FUND

                       ORGANIZATIONAL EXPENSES AGREEMENT
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     HARRIS ASSOCIATES INVESTMENT TRUST, a Massachusetts business trust (the
"Trust") and HARRIS ASSOCIATES L.P., a Delaware limited partnership (the "Adviser"), in consideration for the engagement by the Adviser as the investment adviser for the series of the Trust designated The Oakmark International Fund (the "Fund") pursuant to a separate agreement, hereby agree as follows:

     1. Advancement of Expenses. The Adviser shall pay all of the organizational expenses of the Fund, including but not limited to initial franchise taxes, registration fees and fees for services rendered prior to the commencement of the initial public offering of shares of the Fund, subject to the right to be reimbursed pursuant to paragraph 2.

     2. Reimbursement and Amortization of Expenses. The Fund shall amortize the organizational expenses over a period of 60 months beginning with the month following the month in which the Fund commences the initial public offering of shares of the Fund, and the Fund shall reimburse the Adviser during the period of such amortization by paying to the Adviser on the last business day of each month an amount equal to the organizational expenses amortized by the Fund during that month.

     3. Limitation on Reimbursement. If the Fund should be liquidated during such 60-month period prior to the complete amortization of all organizational expenses, neither the Fund nor the Trust shall have any duty to reimburse the Adviser for organizational expenses unamortized as of the time of liquidation.

     4. Obligation of the Trust. This agreement is executed by an officer of the Trust on behalf of the Trust and not individually. The obligations of this agreement are binding only upon the assets and property of the Fund and the Trust and not upon the trustees, officers or shareholders of the Trust individually. The Agreement and Declaration of Trust under which the Trust was organized and operates is on file with the Secretary of the Commonwealth of Massachusetts.
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Dated: September 8, 1992


HARRIS ASSOCIATES                   HARRIS ASSOCIATES L.P.,
 INVESTMENT TRUST                    by HARRIS ASSOCIATES, INC.
                                     its General Partner


By:  /s/ Victor A. Morgenstern      By:  /s/ Victor A. Morgenstern
     -------------------------           -------------------------
       Victor A. Morgenstern               Victor A. Morgenstern
            President                            President

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